EXHIBIT 4(6)

CONSENT TO MODIFICATIONS

          This Consent to Modifications, dated January 18, 2008 is given and agreed to by the “Purchasers” under the Fourth Amended Note and Warrant Purchase Agreement by and among the Purchasers, Integral Vision, Inc., a Michigan corporation (the “Company”), and J.M. Warren Law Offices P.C., as Agent.

Factual Statements

A.

The undersigned is a Purchaser, the Company, or the Agent under the Fourth Amended Note and Warrant Purchase Agreement as previously modified November 10, 2006, August 13, 2007, and October 10, 2007 (the “Purchase Agreement”), dated effective as of the date of execution by such Purchaser, for the purchase of the Notes and Warrants of the Company.

B.

The Company is currently indebted to Purchasers of Class 2 Notes under the Purchase Agreement in the total principal amount of $2,964,000 (all of which are currently due February 15, 2008) and of Class 3 Notes under the Purchase Agreement in the total amount of $378,000 (all of which are due April 1, 2008). Under the current $3,500,000 limit of aggregate Notes issuable pursuant to the Purchase Agreement (as modified October 10, 2007), the Company can only issue $158,000 of new Notes. At the present time there are no Class 1 Notes outstanding under the Purchase Agreement.

C.

The Company desires to raise additional funds under the Purchase Agreement. Prospective investors have requested terms for their potential investments that require certain portions of the Purchase Agreement be modified. The parties to this Purchase Agreement wish to modify certain portions of the Purchase Agreement to accommodate said prospective investors, which shall be accomplished by attaching said changes to the Purchase Agreement in the form of an addendum to the Purchase Agreement.

Agreement

1. Modifications. The undersigned agree to the modifications to the Purchase Agreement as follows:

Section 1(b): The aggregate amount of Notes allowable under the Purchase Agreement (as previously modified) shall be increased from the current limit of $3,500,000 to $3,700,000.

2.       Voluntary and Informed Execution. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE MODIFICATIONS SET FORTH HEREIN WERE

January, 2008 Consent to Modifications

          KNOWINGLY AND VOLUNTARILY MADE.

3.       Effective Date. This agreement shall be effective on the date that the Majority Noteholders (as defined in the Purchase Agreement), the Company’s Board of Directors, and Agent have accepted the terms and conditions herein and have signed this agreement.

Integral Vision, Inc.	J.M. Warren Law Offices, P.C.

By:	By:

Charles J. Drake, Chairman	J. Michael Warren

To be signed in counterparts.

Note Holder

January, 2008 Consent to Modifications